UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
AMENDMENT No. 2

 METISCAN, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6719 (Primary Standard Industrial Classification Code Number)	26-3613222 (I.R.S. Employer Identification Number)

12225 Greenville Ave
Suite 700
Dallas, Texas 75243
Telephone: 972-479-8866

(Address and telephone number of principal executive offices)

Frederick M. Mintz, Esq.
488 Madison Avenue
Suite 1100
New York, New York 10022
Telephone: 212-486-2500

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public by the selling stockholders: From time to time after the effective date of this Registration Statement as determined by market conditions.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

i

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company	X

This filing includes only Part II of the Registration Statement, the audited annual financial statements for the years ended December 31, 2009 and 2008, Exhibit 23.1 (the Independent Registered Accounting Firm Consent) and Exhibit 5 (the Opinion of Counsel).  The audited annual financial statements have not changed, and the sole purpose of this filing is to include a revised Independent Registered Public Accounting Firm’s Report and to include Exhibit 23.1 .

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

ii

PART II

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Except for certain brokerage commissions and discounts which if incurred will be paid by the selling stockholders, we will pay all costs and expenses in connection with this offering, including, but not limited to, all expenses related to the costs of preparing, reproducing or printing this registration statement, legal expenses, and other expenses incurred in qualifying or registering the offering for sale under state laws as may be necessary, as well as the fees and expenses of our accountants. It is anticipated that the total of all costs and expenses in connection with this offering will be approximately $51,034.05.*  This includes:

Attorney fees	$35,000.00
CPA fees	15,000.00
SEC filing fee	34.05
Material fees (postage, copies)	1,000.00
Total*	$51,034.05

* Note: All fees are estimated.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law contains provisions entitling our directors and officers to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, as the result of an action or proceeding in which they may be involved by reason of being or having been one of our directors or officers (or, at our request, a director or officer of another corporation or other enterprise); provided the officers or directors acted in good faith.  The Board of Directors may determine, in its sole and absolute discretion, to obtain an insurance policy which will cover officers and directors for any liability arising out of their actions in such capacity.

The foregoing do not and will not eliminate or limit the liability of a director for violating his duty of loyalty (which includes the obligation of our directors to refrain from self-dealing with respect to us, improperly competing with us or usurping company opportunities), failing to act in good faith, engaging in intentional misconduct or knowingly violating a law or participating in the payment of a dividend or a stock repurchase or redemption for himself.  The foregoing also do not and will not affect any director’s liability under federal securities laws or the availability of equitable remedies such as an injunction or rescission for breach of fiduciary duty.

RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth information relating to all previous sales of our common stock, which sales were not registered pursuant to the Securities Act.

On January 1, 2009, we authorized the issuance of 4,050,000 shares of our common stock, as a bonus to our employees or entities designated by our employees and/or consultants as follows:

Issuance Date	Number of Shares	Class	Name	Consideration
2/4/2009	500,000	Common	Bridgepoint Partners, LLC	Services	Restricted
2/4/2009	500,000	Common	Tristone Solutions Group Inc	Services	Restricted
2/4/2009	500,000	Common	Janine Frieh	Services	Restricted
2/4/2009	500,000	Common	Cohen Enterprises Inc	Services	Restricted
2/4/2009	250,000	Common	Tina Ngo	Services	Restricted
2/4/2009	500,000	Common	Iain Shigeoka	Services	Restricted
2/4/2009	250,000	Common	Chris Terry	Services	Restricted
2/4/2009	250,000	Common	Steve Krim	Services	Restricted
2/4/2009	200,000	Common	Daniel Spencer	Services	Restricted
2/4/2009	200,000	Common	Dora Guiterrez	Services	Restricted
2/4/2009	200,000	Common	Nanette Johnson	Services	Restricted
2/4/2009	200,000	Common	Garth James	Services	Restricted

The shares had a fair market value of $8,100.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On February 1, 2009, our subsidiary FirstView added Mary Glover to its Board of Directors and agreed to issue 1,000,000 shares of our common stock as compensation for a 1-year appointment. The shares had a fair market value of $2,000 and were issued on July 15, 2009.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On February 4, 2009 we authorized the creation of 48 shares of “Series A Preferred Stock” and 72 shares of “Series B Preferred Stock”, which were then issued to Garth James.  The Series A Preferred Stock and the Series B Preferred Stock were authorized to be issued pursuant to the Acquisition Agreement between us and Metiscan Holdings, Inc. (“Holdings”).  The Series A Preferred Stock and the Series B Preferred Stock each has a par value of $0.0001. The face value of each share of Series A Preferred Stock is $8,333.33, which in the aggregate equals $400,000.00.  The face value of each share of Series B Preferred Stock is $15,972.22, which in the aggregate equals $1,150,000.00.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On March 3, 2009 we received a Put notice from James Lembeck pursuant to a stock purchase agreement with us dated August 20, 2008. The Put of $47,700 was satisfied with an initial payment of $2,700 and a Promissory Note in favor of Mr. Lembeck, dated March 16, 2009, for the balance of $45,000.  The promissory note was paid in 11 equal monthly payments of $4,340 and had an interest rate of 12% per annum.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On March 3, 2009 we received a Put notice from PFSI FBO James Lembeck Roth IRA pursuant to a stock purchase agreement with us dated August 20, 2008. The Put of $53,000 was satisfied with an initial payment of $3,000 and a Promissory Note in favor of Mr. Lembeck’s retirement account, dated March 16, 2009, for the balance of $50,000.  The promissory note was paid in 11 equal monthly payments of $4,822 and had an interest rate of 12% per annum.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On March 27, 2009 we authorized the issuance of 3,500,000 shares of our common stock, as a bonus to Shoreline’s employees as follows:

4/3/2009	250,000	Common	Melissa Conville	Services	Restricted
4/3/2009	150,000	Common	Jamie Lord	Services	Restricted
4/3/2009	250,000	Common	Jane Moyer	Services	Restricted
4/3/2009	150,000	Common	Rachel Pellish	Services	Restricted
4/3/2009	200,000	Common	Jill Slish	Services	Restricted
4/3/2009	500,000	Common	Shelley Tomey	Services	Restricted
4/3/2009	2,000,000	Common	Raymond Isaac	Services	Restricted

The shares had a fair market value of $7,000.  We believe the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On April 3, 2009, we issued 12,250,000 shares of its common stock in payment of $25,000 of principal due to Ramon Perales. The shares were issued pursuant to a legal proceeding commenced against our subsidiary for defaulting upon payment of said $25,000. Management believes that the 12,250,000 shares issued had a fair market value of approximately $40,000 at the time of issuance.  The parties verbally agreed that the difference between the value of the stock ($40,000) and the amount of the claim ($25,000) was an additional payment made by us to Ramon Perales in consideration for accepting payment in stock rather than cash.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On May 7, 2009 we authorized the creation of 900,000 shares of “Series C Preferred Stock”. The Series C Preferred Stock has a par value of $0.0001.  On June 5, 2009, we issued 900,000 shares of its Series C Preferred Stock to Holdings in exchange for 100% of the issued and outstanding shares of Corpus and a majority ownership of SOMRI.  The Red Oak Trust, whose primary beneficiary is our President and Chief Executive Officer, Bryan A. Scott, owns 88% of Holdings.  Holdings has the right to convert each share of the Series C Preferred Stock into 10,000 shares of the Corporation’s common stock at any time in Holdings’ sole and absolute discretion.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.  The conversion of all 900,000 shares of Series C Preferred Stock would result in Holdings owning 9,000,000,000 shares of our common stock, which would represent 91.69% of our issued and outstanding common stock.

On May 27, 2009, we completed a sale of 5,800,000 shares of its common stock to Mazuma Holdings Corp. in consideration for $25,000 pursuant to a Regulation 504 offering.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

We entered into an agreement dated June 26, 2009 (the “Account Management Agreement”) with Copperbottom Investments, Ltd., Absentia Holdings, Ltd., Orange Investments, Ltd., Agri-Technologies International, Ltd. and Britannia Securities International, Ltd. as the investors (the “Investors”) and Elco Securities, Ltd. as the manager of the transaction (the “Intermediary”), which may provide us with up to $7,955,795 (the “Funds”), which is set forth on our balance sheet as of June 30, 2010 as “cash, restricted”.  The following are the terms and conditions of the Account Management Agreement:

1.
The Funds are being held in an account in the name of Metiscan, Inc. which is controlled by the Intermediary.  Before any of the Funds are released to us, 525,085,751 shares of our common stock issuable upon the exercise of an aggregate of 14 warrants being held by the Intermediary on behalf of the Investors pursuant to the Account Management Agreement must be free trading.

2.
There are 24 milestones, or “Breakouts”.  The first Breakout requires that the average bid price of our common stock shall be $0.0120 per share, and that the average daily volume shall be 10,653,587 shares.  The average bid price requirement for each Breakout increases, so that the 24th Breakout requires that the average bid price be $0.0311 per share, and that the average daily volume be 2,752,527 shares.  Upon reaching each breakout, we shall receive a sum of cash ranging from $110,752 to $405,085.  The Intermediary shall track the average closing bid price of our common stock (the "Bid") and average daily volume of trading of our common stock (the "Volume") for each trading day within a specified 30 calendar day period.

3.	Certain fees and expenses shall be deducted from the Breakout payments before being delivered to us.

In addition to the foregoing conditions, upon the release of the Funds to us there are numerous conditions upon our operations and upon our use of the Funds after we receive the Funds, unless we receive approval from the Investors to forgo any, or all, of the following conditions:

1.	We are not permitted to consolidate our common shares without the agreement of the Investors until after the earlier of (i) June 26, 2013 or (ii) after the exercise of certain warrants.

2.
We must make available to the public adequate current information about us within the meaning of Rule 144(c), which was promulgated by the Securities and Exchange Commission pursuant to §4(1) of the Securities Act of 1933, as amended.

3.	We must be publicly traded on an exchange suitable to the Investors.

4.
We are restricted from consolidating our common stock, and restricted from selling, merging or spinning-off more than 5% of our underlying assets for a period of one year following the “completion of capital placement” by the Investors.

5.	We may not utilize any funds we receive for any of the following:

A.	Leasing vehicles for management,

B.
Legal or general and administrative expenses not related to filing all required reports pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934, as amended,, such as registration, SEC compliance and listing requirement,

C.	Repayment of management or shareholder loans except as to be approved by the Investors,

D.	Past due salaries,

E.	Settlement of legal liabilities or

F.	Severance packages.

On August 11, 2009, with respect to the Account Management Agreement discussed above, we executed a Unit Subscription Agreement with the following five (5) private equity investors (the “Investors”): Copperbottom Investments, Ltd., Absentia Holdings, Ltd., Orange Investments, Ltd., Agri-Technologies International, Ltd. and Britannia Securities International, Ltd.  Each of the Investors agreed to acquire 100,000 shares of our Series D Preferred Stock.  Each Investor invested one million four hundred fifty four thousand seven hundred and sixty five dollars ($1,454,765), for a total of seven million two hundred and seventy three thousand eight hundred and twenty three dollars ($7,273,823).  The release of all monies from the sale of the 500,000 shares of Series D Preferred Stock are subject to a number of conditions, including, but not limited to, registration of the underlying common stock with the SEC and the terms and conditions of the Account Management Agreement.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On June 29, 2009, Steve Krim, FirstView’s President as of that date, was granted a stock bonus of 2,000,000 shares of our common stock.  The shares had a fair market value of $4,000.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On July 1, 2009, Corpus executed a Debt Settlement Agreement with San Antonio ESOP pursuant to which we agreed to issue the creditor 9,363,450 shares of our common stock as full and complete payment of the $456,000 owed to the creditor.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On July 1, 2009, Corpus executed a Debt Settlement Agreement with San Antonio ESOP pursuant to which we agreed to issue the creditor 636,550 shares of our common stock as full and complete payment of the $31,000 owed to the creditor.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On July 15, 2009, our Board of Directors, upon the consent of the stockholders owning a majority of the shares then issued and outstanding, approved a resolution to amend our Articles of Incorporation to increase the number of authorized shares to five billion (5,000,000,000) shares of common stock, par value $.0001 per share, and ten million (10,000,000) shares of preferred stock, par value $.0001 per share.

On July 15, 2009, Holdings notified us that it wished to convert 150,000 shares of “Series C Preferred Stock”.  Each share of the Series C Preferred Stock converted into 10,000 shares of our common stock.  Thus, upon conversion, which took place on July 23, 2009, Holdings received one billion five hundred million (1,500,000,000) shares of our common stock.

On July 21, 2009, we amended our Certificate of Incorporation to increase the number of authorized shares to five billion ten million (5,010,000,000) shares, of which five billion (5,000,000,000) shares are common stock, par value of $.0001 per share, and ten million (10,000,000) shares are preferred stock, par value $.0001 per share.

On July 28, 2009, we issued 50,000,000 shares of our common stock in payment of $84,241 due to Ramon Perales for the settlement of $53,333.19 for aged debt from March 28, 2006.  The shares were issued pursuant to a legal proceeding commenced against our subsidiary for defaulting upon payment of said $84,241.  Management believes that the 50,000,000 shares had a fair market value of approximately $170,000 at the time of issuance.  The parties verbally agreed that the difference between the value of the stock ($170,000) and the amount of the claim ($84,241) was an additional payment made by us to Ramon Perales in consideration for accepting payment in stock rather than cash.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On August 10, 2009, we sold 163,201,415 shares of our common stock in consideration of $783,597 pursuant to a Regulation 504 offering to an accredited Texas investor who transferred such shares to third parties.  The release of the funds is subject to the terms and conditions of an Account Management Agreement.  There are numerous conditions upon our use of said funds after we receive them, unless we receive approval from the investors who are parties to the Account Management Agreement (the “Investors”) to forgo a restriction.  These conditions include, but are not limited to, the following:

1.	We are not permitted to consolidate our common shares without the agreement of the Investors until after the earlier of (i) June 26, 2013 or (ii) after the exercise of certain warrants.

2.
We must make available to the public adequate current information about us within the meaning of Rule 144(c), which was promulgated by the Securities and Exchange Commission pursuant to §4(1) of the Securities Act of 1933, as amended.

3.	We must be publicly traded on an exchange suitable to the Investors.

4.
We are restricted from consolidating our common stock, and restricted from selling, merging or spinning-off more than 5% of our underlying assets for a period of one year following the “completion of capital placement” by the Investors.  The meaning of “completion of capital placement” is not clear.  Accordingly, it is not clear if this event has taken place or when this event will have taken place.

5.	We may not utilize any funds we receive for any of the following:

A.	Leasing vehicles for management,

B.
Legal or general and administrative expenses not related to filing all required reports pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934, as amended,, such as registration, SEC compliance and listing requirement,

C.	Repayment of management or shareholder loans except as to be approved by the Investors,

D.	Past due salaries,

E.	Settlement of legal liabilities or

F.	Severance packages.

We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On August 21, 2009, we authorized the creation of 500,000 shares of Series D Preferred Stock. The Series D Preferred Stock has a par value of $0.0001 and the holders of the Series D Preferred Stock have the right to convert each share of the Series D Preferred Stock into 1,168 shares of our common stock at any time in our sole and absolute discretion.

On September 14, 2009, we authorized the issuance of 833,333 shares of our common stock to Foster and Associates, Inc. in consideration for consulting services. The shares had a fair market value of $5,000 and were issued on October 2, 2009.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On September 14, 2009, we authorized the issuance of 488,889 shares of our common stock to INOUT Software, LLC in consideration for consulting services. The shares had a fair market value of $2,640 and were issued on October 2, 2009.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On September 14, 2009, we authorized the issuance of 1,000,000 shares of our common stock in consideration of a $5,000 investment by Steven Weiss. The common stock was purchased pursuant to a Subscription Agreement.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On September 14, 2009, we sold 20,000,000 shares of our common stock in consideration of $20,000 pursuant to a Regulation 504 offering to Marc Myers.

On September 14, 2009, we authorized the issuance of 5,000,000 shares of our common stock to Equititrend Advisors, LLC in consideration for consulting services. The shares had a fair market value of $25,000 and were issued on October 2, 2009.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On September 14, 2009, we authorized the issuance of 9,363,450 shares of our common stock to MRI Central, Inc. in settlement of a debt agreement. The shares had a fair market value of $487,000.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On September 23, 2009, we authorized the issuance of 1,190,000 shares of our common stock to Global Ventures, LLC in consideration for consulting services. The shares had a fair market value of $5,590.  The shares have not yet been issued.  We believe that the issuance is exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it does not involve a public offering.

On October 5, 2009, the Company issued 5,000,000 shares of our common stock to Intellimatics, LLC in connection with the acquisition of intellectual property with respect to three software applications, or “applications”, for the Apple iPhone by our wholly owned subsidiary, Taptopia, Inc.  Specifically, we acquired the source code for writing said applications.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On November 9, 2009, we rescinded the sale of stock made on September 14, 2009 to Equititrend Advisors, LLC because of the failure of the investor to pay for the shares. On November 11, 2009 a settlement was agreed upon pursuant to which the investor agreed to return and cancel 15 million shares and purchase the balance, or 5 million shares, for $16,000.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On January 26, 2010, the Company authorized the issuance to James Lembeck 6,600,000 shares of common stock of the Corporation and further issued an additional 1,000,000 shares of common stock of the Corporation in consideration for converting outstanding principal and interested owed related to a Promissory Note dated March 16th, 2009.  The shares had a fair market value of $26,047.11.

On February 18, 2010, the Company sold 86,300,000 shares of its common stock in consideration of $125,000 pursuant to a Regulation 504 offering to Optima Global Financial, Inc.  On April 12, 2010, the Company rescinded the offering in its entirety.

On March 19, 2010, the Company authorized the issuance to Mintz & Fraade, P.C. of 85,000,000 shares of the Company’s common stock pursuant to a Conversion Agreement dated October 1st, 2009 for legal services rendered.  The shares had a fair market value of $179,985.80.

On May 1, 2010, the Company authorized the issuance of 28,500,000 shares of its common stock to Big Apple Equities, LLC, in consideration for $100,000 of investor relation consulting services, pursuant to Regulation 504.

On July 19, 2010 the Company authorized the issuance of 8,615,385 shares of the Company’s common stock to Michael Foster and Associates, Inc., for services rendered. The shares had a fair market value of $11,200.

On July 19, 2010 the Company authorized the issuance of 85,000,000 shares of the Company’s common stock to our Executive Vice President, Jacob Cohen, for services rendered. The shares had a fair market value of $29,750.

On August 4, 2010, we authorized the issuance of 2,750,000 shares of our common stock in consideration of a $3,300 investment by Steven Weiss. The common stock was purchased pursuant to a Subscription Agreement.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On August 6, 2010, we authorized the issuance of 3,500,000 shares of our common stock as compensation to Iain Shigeoka, Ph.D. and employee of Shoreline Employment Services, and the President and CEO of FirstView for services rendered. The shares had a fair market value of $1,050 and have not been issued yet.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On August 6, 2010, we authorized the issuance of 4,000,000 shares of our common stock as compensation to Raymond Isaac and employee of Shoreline Employment Services, and the Vice President of Information Technology for FirstView for services rendered. The shares had a fair market value of $1,200 and have not been issued yet.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

All purchasers represented in writing that they acquired the securities for their own accounts.  A legend was placed upon the stock certificates stating that the securities have not been registered pursuant to the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

We have not, nor has any person acting on our behalf, offered or sold any of our securities by means of any form of general solicitation or general advertising.  No services were performed by any purchaser as consideration for the shares issued.

We have never utilized an underwriter for an offering of our securities and there were no underwriting discounts or commissions involved.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed with this registration statement:

Exhibit	Description
3(i)	Articles of Incorporation**
3(ii)	Bylaws**
4	Instruments defining the rights of security holders**
5	Opinion of Mintz & Fraade, P.C.
10.1	Acquisition Agreement with Metiscan Technologies, Inc.*
10.2	Account Management Agreement (The Company shall request confidential treatment of this Exhibit pursuant to Rule 406 of Regulation C promulgated under the Securities Act of 1933)
10.3	Consulting Agreement*
21	Subsidiaries of the registrant**
23.1	Consent of Eugene M. Egeberg
23.2	Consent of Mintz & Fraade, P.C. (Part of Exhibit 5)
99.1	Lease for office space at 12225 Greenville Avenue, Suite 700, Dallas, Texas 75243**
99.2	Lease for office space at 12225 Greenville Avenue, Suite 700, Dallas, Texas 75243**
99.3	Lease for office space at 48 Tunnel Rd. Suite 102, Pottsville, Pennsylvania 17901**

*   To be filed by amendment.
** Previously filed.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on  September 3, 2010 .

Metiscan, Inc.

/s/ Bryan A. Scott
Bryan A. Scott, President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Bryan A. Scott	President, Chief Executive Officer
Bryan A. Scott	Director	September 3, 2010

/s/ Brian Hart	Chief Operations Officer
Brian Hart	Director	September 3, 2010

/s/ Janine Frieh	Chief Financial Officer
Janine Frieh	Director	September 3, 2010

Dealer Prospectus Delivery Obligation

Until _______________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

INDEX TO FINANCIAL STATEMENTS
PAGE
Audited Annual Financial Statements
Independent Registered Public Accounting Firm’s Report	F-2
Balance Sheets at December 31, 2009 and 2008	F-3
Statement of Income and Expenses	F-4
Statement of Changes in Stockholders' Equity	F-5
Statement of Cash Flows	F-7
Notes to Consolidated Financial Statements	F-8

Eugene M Egeberg
Certified Public Accountant
834 South Milton Avenue
Baltimore, Maryland  21224
(410) 218-1711

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S REPORT

To the Stockholders
Metiscan, Inc.

We have audited the consolidated accompanying balance sheet of Metiscan, Inc. as of December 31, 2009 and 2008, and the related statements of operations and changes in stockholder’s deficit and cash flows for the year s then ended.   These financial statements are the responsibility of the Company management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards as well as standards required by the Public Companies Accounting Oversight Board.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.    An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has restricted a significant portion of its cash and cash equivalents and also has a large accumulated deficit through December 31, 2009.   These conditions raise substantial doubt about its ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 1.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Metiscan, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Eugene M Egeberg_____
Eugene M Egeberg, CPA
3 September 2010

METISCAN, INC
BALANCE SHEET
DECEMBER 31, 2009 & 2008
AUDITED

	2009	2008
ASSETS

Current Assets
Cash and cash equivalents	$13,301	$31,528
Restricted Cash (NOTE 2)	8,057,420	-
Accounts Receivable	426,213	546,776
Inventory	-	-
Notes Receivable	1,941	-

Total Current Assets	8,911,919	578,303

Non-Current Assets
Prepaid Expenses	$18,907	$49,740
Intercompany Receivable	-	-
Other Asset	1,210,804	1,184,885

Total Non-Current Assets	1,484,035	1,234,625

Property, Plant and Equipment
at cost, net of accumulated depreciation	2,685,405	2,918,249

TOTAL ASSETS	$12,413,990	$4,731,178

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and Accrued Liabilities	$2,666,630	$1,459,410
Current Portion of Notes Payable (Note 8)	-	19,344
Deferred Revenue	-	-
Other Liability	-	-

Total Current Liabilities	2,666,630	1,478,754

Non-current Liabilities
Notes Payable	2,029,736	3,146,257
Security Deposit	8,016	8,016
Intercompany Loans Payable	(0)	-

Total Non-Current Liabilities	2,029,736	$3,146,257

TOTAL LIABILITIES	$4,704,382	$4,625,011

Stockholders' Equity:
Common Stock - $.0001 par value - 5,000,000,000
shares authorized, 2,269,339,170 issued and
2,239,339,170 outstanding	$223,934	$24,323
Preferred Stock - $.0001 par value - 10,000,000
shares authorized, 1,250,132 issued and
outstanding	125	-
Additional paid-in capital	9,047,353	231,632
Shareholder Distribution	-	-
Retained earnings (deficit)	(1,561,804)	(157,805)

TOTAL STOCKHOLDERS EQUITY	$7,709,608	$98,150

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$12,413,990	$4,731,177

The accompanying notes are an integral part of these financial statements.

METISCAN INC
STATEMENT OF INCOME AND EXPENSES
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
AUDITED

	2009	2008
Revenue	$2,543,978	$3,303,503

Cost of Revenue	773,049	1,436,864

Gross Profit (Loss)	1,770,929	1,866,639

Operating Expenses	2,123,917	2,254,428

Net Income (Loss) from Operations	(352,987)	(387,789)

Other Income (Expense), Net	(1,066,049)	1,458,213

Net Income (Loss)	$(1,419,037)	$1,070,424

Weighted average number of common shares
outstanding - basic and fully diluted	2,239,339,170	243,228,600

Net (Loss) per share - basic and fully diluted	$0.00	$0.0044

The accompanying notes are an integral part of these financial statements.

METISCAN INC
CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
AUDITED

2009

PREFERRED SERIES E	PREFERRED SERIES F	PREFERRED SERIES C	PREFERRED SERIES D	COMMON STOCK	Additional Paid In	Accum	Total Stockholders
Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance	60	$-	72	$-	243,228,600	$24,323	$290,635	$229,984	$544,942
December 31,
2008

Issuance of Stock	900,000	90	(90)	$(90)
for acquisition of
subsidiary

Issuance of Stock	5,000,000	500	24,500	$25,000
for acquisition of
property

Issuance of Stock	500,000	50	302,916,903	30,292	8,023,276	$8,053,568
for cash

Issuance of	105,343,667	10,534	247,955	$258,489
Common Stock
for services

Issuance of	79,850,000	7,985	715,062	$723,047
Common Stock
for debt

Shares Held in Escrow	5,000,000	500	(500)	$-
Pursuant to Financial
Agreement

Conversion of	(150,000)	-15	1,500,000,000	150,000	(149,985)	$15
Preferred Shares

Cancellation of	(2,000,000)	(200)	(100,500)	$(100,700)
Common Subscriptions

Prior Period
Adjustment	12,037	$12,037

Net Loss	$(1,066,049)	$(1,066,049)

Balance
December 31,
2009	60	$-	72	$-	750,000	$75	500,000	$50	2,239,339,170	$223,934	$9,050,353	$(824,028)	$8,450,259

The accompanying notes are an integral part of these financial statements.

METISCAN INC
CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
AUDITED
(continued)

2008

PREFERRED SERIES A	PREFERRED SERIES B	PREFERRED SERIES C	PREFERRED SERIES D	COMMON STOCK	Additional Paid In	Accum	Total Stockholders
Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance	17,678,600	$1,768	$(1,768)	$(1,231,229)	$(1,231,229)
December 31,
2007

Issuance of Stock	157,000,000	15700	(15,700)	$-
for acquisition of
subsidiary

Issuance of Stock	-	-	-	$-
for acquisition of
property

Issuance of Stock	60	72	2,000,000	200	87,300	$87,500
for cash

Issuance of	37,750,000	3,775	71,725	$75,500
Common Stock
for services

Issuance of	28,800,000	2,880	90,075	$92,955
Common Stock
for debt

Shares Held in Escrow	-	-	-	$-
Pursuant to Financial
Agreement

Conversion of	-	-	-	$-
Preferred Shares

Cancellation of	$-
Common Subscriptions

Prior Period Adjustment	-	-	-	3,000	$3,000

Net Loss	$1,458,213	$1,458,213

Balance
December 31,
2008	60	$-	72	$-	-	$-	-	$-	243,228,600	$24,323	$231,632	$229,984	$485,939

The accompanying notes are an integral part of these financial statements.

METISCAN INC
STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
AUDITED

	2009	2008
Cash Flows From Operating Activities
Net income (loss)	$(1,419,037)	$1,070,424

Adjustments to reconcile net income (loss) to
net cash (used) provided by operating activities:

Increase in Depreciation	277,672	320,093
(Increase) in Inventory	-	-
Increase in Prepaid Expenses	28,333	(30,483)
Increase in Accounts Receivable	86,501	28,975
(Decrease) in Accounts Payable and Accrued Expenses	1,107,613	927,195
Increase (Decr) Intercompany Transactions	-	-
Increase in Deferred Revenue	-	-
(Decrease) in Other Liabilities	124,308	(6,278)
(Decrease) in Other Assets	-	398

Net cash (used) by operating activities	205,390	2,310,325

Cash Flows From Investing Activities
Purchase of property, plant and equipment	(44,827)	(379,565)
Increase in Other Asset	(22,500)	226,650

Net cash used in investing activities	(67,327)	(152,915)

Cash Flows From Financing Activities
Issuance of Common Stock	202,911	22,555
Issuance of Preferred Stock	125	-
Decrease in Notes Payable	(179,277)	(2,245,698)
Increase in Loans Payable	(950,087)	-
Increase in Retained Earnings	15,038	(149,175)
Increase in Contributed Capital	8,812,421	233,400

Net cash used in financing activities	7,901,130	(2,138,918)

Net decrease in cash and cash equivalents	8,039,193	18,491

Cash and cash equivalents, Beginning of Period	31,528	13,037

Cash and cash equivalents, December 31st	$8,070,721	$31,528

The accompanying notes are an integral part of these financial statements.

METISCAN, INC. & SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENT FOOTNOTES
FOR THE YEAR ENDED DECEMBER 31, 2009

NOTE 1 ORGANIZATION AND BASIS OF PRESENTATION

Description of Business

Metiscan, Inc. (“Metiscan” or the “Company”) was originally incorporated on February 27, 1997 pursuant to the laws of the State of Florida, using the name OSCM-One Stop.com, Inc.  On September 25, 2008, pursuant to the consent of the Stockholders and the Board of Directors, the Company merged into a newly formed wholly-owned subsidiary which had been incorporated pursuant to the laws of the State of Delaware on September 9, 2008, called “Metiscan, Inc.”  The Company the surviving entity in such transaction.

During 1999, the Company provided internet and communication technologies.

On August 8, 2008, the Company acquired Metiscan Technologies, Inc. (Technologies) in a stock-for-stock transaction. As a result, Technologies became the Company’s wholly owned subsidiary. Pursuant to the acquisition agreement, (the “Agreement”), the Company issued a total of 157,000,000 shares of its common stock in exchange for 100% of the issued and outstanding shares of Technologies. The Agreement provided for 32,000,000 shares to be issued upon closing and 125,000,000 to be issued as soon as possible after the Company filed an amendment to increase its authorized shares, which it did on August 15, 2008. On August 8, 2008, the 32,000,000 shares were issued.  On August 21, 2008, the 125,000,000 shares were issued.

For accounting purposes, the transaction described in the preceding paragraph has been accounted for as a reverse merger, since the stockholders of Technologies own a majority of the Company’s issued and outstanding shares of common stock, and the directors and executive officers of Technologies became the directors and executive officers of the Company. This acquisition was accounted for at historical cost in a manner similar to that in pooling of interests method because after the acquisition, the former stockholders of Technologies acquired a majority of the issued and outstanding shares of the Company. The financial statements of the Company are not significant; therefore, no pro forma financial information is submitted. Thus, the historical financial statements are those of Technologies.

On November 13, 2008, the Company formed Taptopia, Inc., a wholly owned subsidiary that provides technology utilizing Smartphones to event organizers, convention centers, and their related vendors.

METISCAN, INC. & SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENT FOOTNOTES
FOR THE YEAR ENDED DECEMBER 31, 2009

On November 13, 2008, the Company formed Shoreline Employment Services, Inc., an employment services company which provides part-time, full time, and contract employees.  On December 31, 2008, the Company completed the acquisition of two diagnostic imaging facilities, Schuylkill Open MRI, Inc. (SOMRI) located in Pottsville, Pennsylvania and Metiscan-CC, Inc. (Corpus), located in Corpus Christi, Texas in stock-for-stock transactions. As a result, Corpus became the Company’s wholly owned subsidiary and SOMRI became the Company majority -owned subsidiary. Pursuant to the same Agreement the Company agreed to issue a total of 9,000,000,000 shares (the “Imaging Shares”) of its common stock in exchange for 100% of the issued and outstanding shares of Corpus and a majority ownership of SOMRI. Pursuant to an ancillary letter agreement dated December 31, 2008, Metiscan agreed to issue the Imaging Shares on or before March 31, 2009. The Imaging Shares were issued as 900,000 shares of Series “C” Preferred Stock on May 7, 2009, which is convertible into 9,000,000,000 shares of the Company’s common stock.

For accounting purposes, the transaction described in the preceding paragraph has also been accounted for as a reverse merger, since the stockholders of SOMRI and Corpus were issued Series “C” Preferred Stock which, upon conversion into common stock, would represent a majority of the Company’s issued and outstanding shares of common stock, and the directors and executive officers of SOMRI and Corpus became the directors and executive officers of the Company. This acquisition was accounted for at historical cost in a manner similar to that in pooling of interests method because after the acquisition, the former stockholders of SOMRI and Corpus acquired a majority of the Company’s outstanding shares.

On February 26, 2009 Technologies merged into Corpus pursuant to the consent of the Stockholders and the Board of Directors of each of the respective companies.  Corpus was the surviving entity in such transaction.

On June 24, 2009, the Company announced that it had determined to become a holding company focused upon growing its organization by making key acquisitions of companies which focus on developing new technologies.

On October 16, 2009, Corpus filed a petition for relief under Chapter 7 of the Bankruptcy Code. The Company has written off the assets and liabilities of Corpus and described the operating results from Corpus as discontinued operations.

On October 20, 2009, the Company filed a Demand for Arbitration (the “Demand”) with the American Arbitration Association in New York, NY against Garth James, the former owner of Corpus, Technologies, and the former majority shareholder of SOMRI. On February 5, 2010, the Company and James reached a settlement and the case was subsequently dismissed.

On October 29, 2009, SOMRI filed an Original Petition and Request for Disclosures with the District Court in Dallas County, Texas against MRI Central – Little Rock, Inc. (“Little Rock”) and MRI Central – Lubbock, Inc. (“Lubbock”) whereby seeking to recover monies as lent to both Little Rock and Lubbock through various promissory notes as early as February 2006. The principal amount owed to SOMRI is $356,900. On March 10, 2010 SOMRI filed a Notice of Non-Suit with Prejudice, requesting that the court dismiss with prejudice all claims asserted in the lawsuit.

METISCAN, INC. & SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENT FOOTNOTES
FOR THE YEAR ENDED DECEMBER 31, 2009

As of December 31, 2009, Metiscan operated the following subsidiaries:

• FirstView EHR, Inc. (FirstView) – FirstView is a wholly owned subsidiary of the Company which provides healthcare information technology (“Healthcare IT”) services for diagnostic imaging facilities, including, but not limited to, web-based electronic healthcare records (EHR), long-term archiving and professional “Healthcare IT” services.

Since 2001 and through its predecessor, FirstView has been providing Software-as-a-Service (SaaS) to its imaging center clients. FirstView helps its clients manage, distribute, interpret and archive digital images efficiently and cost effectively. SaaS, sometimes referred to as “software on demand”, is software which is utilized by clients over the internet and/or is deployed to run behind a firewall on a local area network or personal computer.  With SaaS, a provider licenses an application to customers as a service on demand, either based upon a subscription or on a “pay-as-you-go” basis.  FirstView’s primary product is a web-based radiology information system which interfaces a Radiology Information System (RIS), Teleradiology and a PACS (Picture Archiving and Communication System) for its clients. FirstView also provides information management and IT operations support for diagnostic imaging facilities. FirstView adheres to HL7 and DICOM standards. FirstView was formerly known as Metiscan Managed Services, Inc.

• Schuylkill Open MRI, Inc. (SOMRI) – The Company owns a majority of SOMRI.  A minority of the issued and outstanding shares of SOMRI are owned by a Pennsylvania physician, a former officer of SOMRI and a former consultant of SOMRI.  SOMRI is an independent diagnostic testing facility (IDTF) located in Pottsville, Pennsylvania providing Magnetic Resonance Imaging (MRI) services and which is unaffiliated with any hospital or medical group. SOMRI officially opened for business and began its operations in March, 2003 as an outpatient open MRI facility. SOMRI currently performs exams on the Siemens Concerto OPEN MRI System utilizing Siemens’ Syngo software. In 2008, Schuylkill also added the Siemens Magnetom Vision 1.5T high field closed magnet to its facility. Having both the Siemens Concerto OPEN MRI System and the Siemens Magnetom Vision 1.5T high field closed magnet gives SOMRI flexibility in the studies it can conduct. SOMRI uses FirstView’s Healthcare IT support to host and manage its RIS and PACS systems.  SOMRI offers same day, evening and Saturday appointments to accommodate emergency and non-emergency patient’s schedule needs.

SOMRI participates in most major insurance plans. SOMRI also accepts Medicare, Medicaid, Worker’s Compensation claims, Personal Injury Protection (PIP) and Letters of Protection (LOPs) for participating personal injury attorneys in the area. SOMRI is accredited by the American College of Radiology (ACR).

• Shoreline Employment Services, Inc. (Shoreline) – Shoreline is an employment services company which provides part-time, full time, and contract employees, and provides other human resource related services such as employee benefits and retirement plans such as 401ks to the Company, its subsidiaries and two third parties on an as-needed basis. Shoreline is a wholly owned subsidiary of the Company.

METISCAN, INC. & SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENT FOOTNOTES
FOR THE YEAR ENDED DECEMBER 31, 2009

• Taptopia, Inc. (Taptopia) – Taptopia is a wholly owned subsidiary of the Company which provides technology utilizing Smartphone software to event organizers, convention centers, and their related vendors. Taptopia’s cornerstone product the Digital Show Guide™ (DSG) which was launched in December of 2009, enables attendees and exhibitors to easily navigate event schedules and exhibitor information from their Apple iPhones™, iPod touches™ and iPads™.  Users have the ability to take notes about events or exhibitors directly within the software application, send their contact information and notes immediately to their contacts, utilize pre-event planning tools and stay current with real-time announcements.  The DSG replaces traditional paper show guides and provides event organizers the ability to make last minute changes and additions to the DSG electronically.

Taptopia has filled a design patent application and a trademark application with the United States Patent and Trademark Office (USPTO) to legally protect Taptopia's Digital Show Guide(TM) product.  The design patent application protects the graphical user interface (GUI) and its interactive design elements related to Taptopia's interactive digital maps. The trademark application protects the mobile software product's trade name -- Digital Show Guide(TM). Taptopia is also working on other Smartphone software technologies that may be utilized by event organizers, convention centers, and their related vendors.

On February 11, 2010, Taptopia entered into a joint venture with ConvExx, LLC to form Appcon, LLC (Appcon), which was formed under the laws of the State of Nevada. Pursuant to Appcon’s Operating Agreement, each of Taptopia and ConvExx hold a 50% interest in Appcon, which was created to function as a trade show organizer for mobile application trade shows to be held in the future.  The trade show which Appcon was to organize initially was postponed due to insufficient registrations by trade show participants.

Basis of Presentation

In connection with preparation of the consolidated condensed financial statements and in accordance with the recently issued Statement of Financial Accounting Standards No. 165 “Subsequent Events” (SFAS 165), the Company evaluated subsequent events after the balance sheet date through the issuance date of April 14, 2010.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The Company has working capital of $4,455,816. Given that the majority of the Company’s cash is in a restricted cash account could raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from this uncertainty.

METISCAN, INC. & SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENT FOOTNOTES
FOR THE YEAR ENDED DECEMBER 31, 2009

Management plans to take the following steps in order to grow Metiscan;

• Continue to reduce operating expenses by eliminating inefficiencies in its operations;

• Procure capital equipment necessary to maintain a market advantage for the Company’s products and services offered;

• Evaluate further upgrades of FirstView IT infrastructure and licensed software, and improve service at its freestanding diagnostic imaging centers;

• Develop mobile software solutions for the convention, meeting and trade show industries;

• Raise additional working capital through the sale of the Company’s common stock and convertible debt; and

• Develop and acquire new technologies and operating ventures that add value to the overall entity.

Revenue Recognition

The Company uses the accrual method of accounting. Sales are recognized when service is provided.

Depreciation and Amortization

The Company depreciates its property and equipment using the straight-line method with estimated useful lives from five to thirty-nine years. For federal income tax purposes, depreciation is computed using an accelerated method.

Computer equipment	3 years
Office equipment	4 years
Proprietary Software	3 years
Furniture and Fixtures	7 years
Modular Home	15 years

METISCAN, INC. & SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENT FOOTNOTES
FOR THE YEAR ENDED DECEMBER 31, 2009

Property and Equipment consist of the following:

	2009	2008
Computer & Video	$93,790	$81,371
Furniture & Fixtures	$491,650	$491,650
Leasehold Improvements	$1,287,587	$1,287,587
Equipment	$2,090,487	$2,070,530
Software	$489,610	$447,833
Modular Home	$105,000	$105,000
Less-accumulated depreciation	(1,872,717)	(1,565,723)

Total PP&E (net of depreciation)	$2,685,405	$2,918,249

Total Depreciation Expense for the year ended December 31, 2008 and 2009 were $320,093 and $277,672, respectively.

Income Taxes

The Company accounts for income taxes under SFAS 109, “Accounting for Income Taxes.” Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

U.S. federal statutory rate	34.00%

Valuation reserve	34.00%

Total	0.00%

As of December 31, 2009, the Company has a net operating loss carryforward of approximately $1,561,804 for tax purposes, which will be available to offset future taxable income. This carryforward will expire in various years through 2015.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts and timing of revenues and expenses, the reported amounts and classification of assets and liabilities, and the disclosure of contingent assets and liabilities. These estimates and assumptions are based on the Company’s historical results as well as management’s future expectations. The Company’s actual results could vary materially from management’s estimates and assumptions.

METISCAN, INC. & SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENT FOOTNOTES
FOR THE YEAR ENDED DECEMBER 31, 2009

Disclosure About Fair Value of Financial Instruments

The Company estimates that the fair value of all financial instruments at December 31, 2009 as defined in FASB 107 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

Basic and Diluted Income (Loss) per Share

In accordance with SFAS No. 128, “Earnings Per Share,” basic income (loss) per common share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding. Diluted income (loss) per common share is computed similar to basic income per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As of December 31, 2009 and 2008, the Company had no potentially dilutive shares.

Recent Accounting Pronouncements

In March 2008, SFAS  No 161, “Amendments to FASB Interpretation No. 46(R)” was issued.

In May 2008, SFAS  No 162, “The Hierarchy of Generally Accepted Accounting Principles” was issued.

In May 2008, SFAS  No 163, “Accounting for Financial Guarantee Insurance Contracts” was issued.

In May 2009, SFAS  No 164, “Not-for-Profit Entities: Mergers and Acquisitions—Including an amendment of FASB Statement No. 142” was issued.

In May 2009, SFAS  No 165, “Amendments Subsequent Events” was issued.

In June 2009, SFAS  No 166, “Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140” was issued.

In June 2009, SFAS  No 167, “Amendments to FASB Interpretation No. 46(R)” was issued.

In June 2009, SFAS  No 168, “The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162” was issued.

METISCAN, INC. & SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENT FOOTNOTES
FOR THE YEAR ENDED DECEMBER 31, 2009

NOTE 2 COMMON STOCK AND PREFERRED STOCK

On January 1, 2009, the Company authorized the issuance of 4,050,000 shares of the Company’s common stock, as a bonus to select employees. The shares had a fair market value of $8,100.

On February 1, 2009, the Company’s subsidiary FirstView added Mary Glover to its Board of Directors and promised to issue 1,000,000 shares of the Company’s common stock as compensation for a 1-year appointment. The shares had a fair market value of $2,000 and were issued on July 15, 2009.

On February 4, 2009 the Company authorized the creation of 48 shares of “Series A Preferred Stock” and 72 shares of “Series B Preferred Stock”. The Series A Preferred Stock and the Series B Preferred Stock each has a par value of $0.0001. The Series A Preferred Stock and the Series B Preferred Stock were authorized to be issued pursuant to the Acquisition Agreement between Metiscan, Inc. and Metiscan Holdings, Inc.

On March 3, 2009 the Company received a Put notice from an unrelated party pursuant to its stock purchase agreement dated August 20, 2008. The Put of $47,700 was satisfied with an initial payment of $2,700 and a Promissory Note, dated March 16, 2009, for the balance of $45,000 having an annual interest rate of 12% and paid in 11 equal monthly payments of $4,340.

On March 3, 2009 the Company received a Put notice from an unrelated party pursuant to its stock purchase agreement dated August 20, 2008. The Put of $53,000 was satisfied with an initial payment of $3,000 and a Promissory Note, dated March 16, 2009, for the balance of $50,000 having an annual interest rate of 12% and paid in 11 equal monthly payments of $4,822.

On March 27, 2009 the Company authorized the issuance of 3,500,000 shares of the Company’s common stock, as a bonus to some of its Shoreline employees. The shares had a fair market value of $7,000.

On April 3, 2009, the Company issued 12,250,000 shares of its common stock in payment of $25,000 of principal due to an unrelated individual. The shares were issued pursuant to a legal proceeding commenced against the Company ‘s subsidiary for default of payment. Management believes that the shares had a fair market value of approximately $40,000 at the time the parties verbally agreed to the settlement amount and the difference between the value of the stock and the amount of the claim was attributed to the consideration being non-cash.

On May 7, 2009 the Company authorized the creation of 900,000 shares of “Series C Preferred Stock”. The Series C Preferred Stock has a par value of $0.0001. The Holders of the Series C Preferred Stock shall have the right to convert each share of the Series C Preferred Stock into 10,000 shares of the Corporation’s common stock at any time in its sole and absolute discretion.

METISCAN, INC. & SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENT FOOTNOTES
FOR THE YEAR ENDED DECEMBER 31, 2009

On May 27, 2009, the Company completed a sale of 5,800,000 shares of its common stock in consideration of $25,000 of principal through a Regulation 504 offering to a third-party investment group.

On June 5, 2009, the Company issued 900,000 shares of its Series C Preferred Stock in accordance with the December 31, 2008 purchase of the imaging centers. See Note 1.

On June 23, 2009, the Board of Directors approved the execution of term sheets as received by a third-party investment group for financing for Metiscan, Inc. Pursuant to the term sheet, the Company issued 5,000,000 shares of its common stock as a breakup fee to the third-party investment group, which have been deposited with an Escrow Agent.

On June 29, 2009, the Steve Krim, FirstView’s President was granted a stock bonus of 2,000,000 shares of the Company’s common stock. The shares had a fair market value of $4,000.

On July 1, 2009, Corpus executed a Debt Settlement Agreement with one of its creditors pursuant to which the Company agreed to issue the creditor 9,363,450 shares of the Company’s common stock as full and complete payment of the $456,000 owed to the creditor.

On July 1, 2009, Corpus executed a Debt Settlement Agreement with one of its creditors pursuant to which the Company agreed to issue the creditor 636,550 shares of the Company’s common stock as full and complete payment of the $31,000 owed to the creditor.

On July 15, 2009, the Board of Directors, upon the consent of the shareholders owning a majority of the shares then issued and outstanding, approved a resolution to amend the Articles of Incorporation of the Company to increase the number of authorized shares to five billion (5,000,000,000) shares of common stock, par value $.0001 per share, and ten million (10,000,000) shares of preferred stock, par value $.0001 per share.

On July 15, 2009, the Holder of nine hundred thousand (900,000) shares of “Series C Preferred Stock” notified the Company that it wished to convert 150,000 shares, with each share of the Series C Preferred Stock being equal to 10,000 shares of the Company’s common stock, into one billion five hundred million (1,500,000,000) shares of the Company’s common stock.

On July 21, 2009, the Company amended its Certificate of Incorporation to increase the number of authorized shares to five billion ten million (5,010,000,000) shares, of which five billion (5,000,000,000) shares are common stock, par value of $.0001 per share, and ten million (10,000,000) shares are preferred stock, par value $.0001 per share.

METISCAN, INC. & SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENT FOOTNOTES
FOR THE YEAR ENDED DECEMBER 31, 2009

On July 22, 2009 and pursuant to the notice as received by the Company from the Holder of nine hundred thousand (900,000) shares of “Series C Preferred Stock”, the Company issued to the Holder one billion five hundred million (1,500,000,000) shares of the Company’s common stock.

On July 24, 2009, the Board of Directors approved the issuance of 5,000,000 shares of the Company’s common stock in connection with the acquisition of source code and intellectual properties for three business Apple iPhone applications by its wholly owned subsidiary, Taptopia, Inc.

On July 28, 2009, the Company issued 50,000,000 shares of its common stock in payment of $84,241 of principal and accrued interest due to an unrelated individual. The shares were issued pursuant to a legal proceeding commenced against the Company’s subsidiary for default of payment. Management believes that the shares had a fair market value of approximately $170,000 at the time the parties verbally agreed to the settlement amount and the difference between the value of the stock and the amount of the claim was attributed to the consideration being non-cash.

On August 10, 2009, the Company sold 163,201,415 shares of its common stock in consideration of $783,597 pursuant to a Regulation 504 offering to a single third-party private investor which is regulated by an Account Management Agreement.

On August 11, 2009, the Company executed a Unit Subscription Agreement (“USA”) with five (5) investors (the “Investors”) whereas each of the Investors agreed to acquire 100,000 shares of Series D Preferred Stock of the Company (to be created) in exchange for a total of five (5) investments with each having an individual value of one million four hundred fifty four thousand seven hundred and sixty five dollars ($1,454,765) and an aggregate value (sum of all 5 investments) of seven million two hundred and seventy three thousand eight hundred and twenty three dollars ($7,273,823). The Series D Preferred Stock issued to the Investors would be regulated according to a separate Account Management Agreement (“AMA”) also executed by and among the Company and the Investors on August 11, 2009.

On August 21, 2009, the Company authorized the creation of 500,000 shares of Series D Preferred Stock. The Series D Preferred Stock has a par value of $0.0001 and the holders of the Series D Preferred Stock shall have the right to convert each share of the Series D Preferred Stock into 1,168 shares of the Corporation’s common stock at any time in its sole and absolute discretion.

On August 21, 2009, pursuant to the USA (as describe above), the Board of Directors authorized the issuance of 500,000 shares of the Series D Preferred Stock to the Investors in exchange for a total investment of seven million two hundred and seventy three thousand eight hundred and twenty three dollars ($7,273,823).

METISCAN, INC. & SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENT FOOTNOTES
FOR THE YEAR ENDED DECEMBER 31, 2009

On September 14, 2009, the Company authorized the issuance of 833,333 shares of its common stock to a consultant for services rendered. The shares had a fair market value of $5,000 based on the services received and were issued on October 2, 2009.

On September 14, 2009, the Company authorized the issuance of 488,889 shares of its common stock to a consultant for services rendered. The shares had a fair market value of $2,640 based on the services received and were issued on October 2, 2009.

On September 14, 2009, the Company authorized the issuance of 1,000,000 shares of its common stock in consideration of a $5,000 investment by a third party investor. The common stock was purchased pursuant to separate Subscription Agreement.

On September 14, 2009, the Company sold 20,000,000 shares of its common stock in consideration of $20,000 pursuant to a Regulation 504 offering to a single third-party private investor.

On September 14, 2009, the Company authorized the issuance of 5,000,000 shares of its common stock to a consultant for services rendered. The shares had a fair market value of $25,000 based on the services received and were issued on October 2, 2009.

On September 14, 2009, the Company authorized the issuance of 10,000,000 shares of its common stock to affiliates in settlement of a debt agreement. The shares had a fair market value of $487,000 based on the settlement agreement.

On September 23, 2009, the Company authorized the issuance of 1,910,000 shares of its common stock to a consultant for services rendered. The shares had a fair market value of $5,590 based on the services received and are not yet issued.

On November 9, 2009, the Company rescinded the sale of stock made on September 14, 2009 to a single private investor due to failure of payment for the shares. On November 11, 2009 a settlement was agreed upon whereby the investor agreed to return and cancel 15 million shares and purchase the balance, or 5 million shares, for $16,000.

On November 17, 2009, the Company issued an additional 39,727,948 shares of its common stock pursuant to a Regulation 504 offering to the single third-party private investor that provided the consideration of $783,597 on August 10, 2009.

On December 30, 2009, the Company issued an additional 88,187,540 shares of its common stock pursuant to a Regulation 504 offering to the single third-party private investor that provided the consideration of $783,597 on August 10, 2009.

On December 31, 2009, the Company authorized the issuance of 85,000,000 shares of its common stock to its securities counsel, Mintz & Fraade, P.C. in settlement of outstanding accounts payable. The shares had a fair market value of $179,985.80 based on the settlement agreement.

METISCAN, INC. & SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENT FOOTNOTES
FOR THE YEAR ENDED DECEMBER 31, 2009

On December 31, 2010, the Company authorized the issuance of 1,299,845 shares of its common stock to various consultants for services rendered. The shares had a fair market value of $7,732.26 based on the services received and are not yet issued.

On December 31, 2010, the Company authorized the issuance of 7,600,000 shares of its common stock in settlement of a debt agreement. The shares had a fair market value of $26,047.11 based on the settlement agreement.

On February 5, 2010, the Company cancelled its Series A and Series B Preferred class of stock (“A and B Preferred Shares”) and created a Series E and Series F Preferred class of stock (“E and F Preferred Shares”). The cancellation of the A and B Preferred Shares and creation of the E and F Preferred Shares was pursuant to the settlement agreement reached with Garth James whereas Mr. James was issued sixty (60) shares of Series E Preferred stock and seventy-two (72) shares of Series F Preferred stock. The corresponding Certificates of Designation related to the E and F Preferred Shares can be found on www.pinksheets.com.

On February 18, 2010, the Company sold 86,300,000 shares of its common stock in consideration of $125,000 pursuant to a Regulation 504 offering to a single third-party private investor. On April 12, 2010, the Company rescinded the offering in its entirety.

NOTE 3 LOSS ON SETTLEMENT OF DEBT

During the year months ended December 31, 2009, the Company negotiated a settlement with a note holder, also a shareholder, whereby the shareholder forgave a total of $263,146 of debt.

During the year ended December 31, 2009, the Company negotiated a restructuring of a note payable with Siemens Corporation whereby Siemens forgave a total of $35,449 of debt.

During the year ended December 31, 2009, the Company negotiated the settlement of various trade payables which resulted in the forgiveness of $35,892 of debt.

During the year ended December 31, 2009, the company negotiated a settlement with affiliates whereby the Company forgave $407,185 of amounts due from the affiliates. Accordingly, the Company recorded this amount as a loss on debt settlement.

During the year ended December 31, 2009, the Company issued a total of 72,250,000 shares of common stock in payment of various debt settlements. The shares had a combined fair value of $697,000. Total debt relieved under these transactions was $109,241. Accordingly, the Company recorded the additional $587,759 as a loss on debt settlement.

METISCAN, INC. & SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENT FOOTNOTES
FOR THE YEAR ENDED DECEMBER 31, 2009

NOTE 4 LEGAL PROCEEDINGS

On October 20, 2009, the Company filed a Demand for Arbitration (the “Demand”) with the American Arbitration Association in New York, New York against Garth James, the former owner of Corpus, Technologies, and the former majority stockholder of SOMRI. Together with the Demand, a Statement of Claim was filed pursuant to which the Company sought to recover damages from Mr. James based upon Breach of Contract, Fraud in the Inducement, Material Misrepresentations and Unjust Enrichment with respect to an Acquisition Agreement and the breach of an Employment Agreement. This matter was settled on February 5, 2010.  Pursuant to the settlement agreement, each party executed general releases of the other parties to the Demand, and the Company issued Mr. James the following: thirty-million (30,000,000) shares of common stock, sixty (60) shares of Series E Preferred stock and seventy-two (72) shares of Series F Preferred stock.

On October 29, 2009, SOMRI filed an Original Petition and Request for Disclosures with the District Court in Dallas County, Texas against MRI Central – Little Rock, Inc. (“Little Rock”) and MRI Central – Lubbock, Inc. (“Lubbock”) seeking to recover monies loaned to both Little Rock and Lubbock as evidenced by various promissory notes. The principal amount owed to SOMRI was $356,900. On March 10, 2010, SOMRI filed a Notice of Non-Suit with Prejudice, requesting that the court dismiss with prejudice all claims asserted in the lawsuit.

Mr. Jeff Brooks, a former employee of Corpus, filed a complaint alleging that on April 26, 2007, Corpus, Mr. Garth James, Corpus’s former President and current stockholder, allegedly reached a tentative oral agreement with Mr. Brooks pursuant to which Mr. Brooks would receive approximately $150,000 in compensation. During June 2007, Corpus and Mr. James rejected the alleged agreement. Mr. Brooks then attempted to validate and enforce the alleged agreement and claimed additional damages of an undetermined amount, attorney’s fees and court costs, and pre-judgment and post-judgment interest. On September 29, 2009, the State of Texas Court of Appeals ruled in favor of Corpus and determined that the alleged agreement was not enforceable

On August 21, 2008, Laurel Center Management Employee Profit Sharing Trust, (“Laurel”), the holder of a promissory note from Corpus filed suit in the District Court of Dallas County, Texas against Corpus and Mr. Garth James, Corpus’s former President and stockholder, for Breach of Contract. The suit claims that Corpus failed to make the required quarterly payment on July 1, 2008 within the 15 day grace period and thus defaulted on the promissory note.  Laurel sent Corpus notice on August 6, 2008 of its intent to accelerate the promissory note as set forth in the default provisions.  Corpus failed to pay the amount owing and Laurel sought actual damages to be determined at trial, reasonable and necessary attorney’s fees and court costs and pre-judgment and post-judgment interest at the highest lawful rates. On October 16, 2009, Corpus filed a petition for relief under Chapter 7 of the Bankruptcy Code.  As of March 31, 2010, summary judgment has been granted to Laurel for the full amount of $1,011,638.44 against Corpus and Mr. Garth James; however, because of Corpus’ petition for relief under Chapter 7 of the Bankruptcy Code, Laurel cannot currently collect pursuant to said judgment.  In view of the fact that the Company is no longer a party, the Company has no knowledge whether there is an ongoing proceeding.

On July 6, 2009, YPI 6688 NCX, LLC, (“Younan”), Corpus’ former landlord, filed suit in the District Court of Dallas County, Texas against Corpus for Breach of its Lease.  Corpus entered into a six (6) year Lease Agreement with Younan on October 22, 2003.  The suit states that Corpus had vacated the premises prior to the end of the lease term and failed to make payments due pursuant to the lease, thus breaching the terms of the lease.  On October 16, 2009, Corpus filed a petition for relief under Chapter 7 of the Bankruptcy Code.  On August 14, 2009, the District Court of Dallas Awarded Younan a judgment in the amount of $188,593.30; however, because of Corpus’ petition for relief under Chapter 7 of the Bankruptcy Code, Younan cannot currently collect pursuant to said judgment.

Because of Corpus’ petition for relief under Chapter 7 of the Bankruptcy Code on October 16, 2009, the Company’s financial statements present the operating results from Corpus as discontinued operations.

NOTE 5 SUBSEQUENT EVENTS

On February 11, 2010, Taptopia entered into a joint venture with ConvExx, LLC to form Appcon, LLC (Appcon), which was formed under the laws of the State of Nevada. Pursuant to the Operating Agreement, each of Taptopia and ConvExx own a 50% interest in Appcon, which was created to function as a trade show organizer for mobile application trade shows to be held in the future.